UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 2, 2009

GTC BIOTHERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	0-21794	04-3186494
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 CROSSING BOULEVARD

FRAMINGHAM, MASSACHUSETTS 01702

(Address of Principal Executive Offices) (Zip Code)

(508) 620-9700

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On November 2, 2009, we entered into a Stock Purchase Agreement with LFB Biotechnologies S.A.S., or LFB, our principal stockholder, under which we agreed to issue to LFB $3.625 million in shares of our common stock at a sales price of $1.07, which is equal to the closing price of our common stock on the Nasdaq Capital Market on Friday, October 30, 2009. The closing is subject to customary closing conditions, including the accuracy of the representations and warranties of the parties, and is expected to occur on November 5, 2009. For additional information regarding additional funding from LFB and its ownership of our common stock, see Item 8.01 of this Current Report on Form 8-K.

The Stock Purchase Agreement is incorporated by reference into this Current Report on Form 8-K. Except for its status as the contractual document between the parties with respect to the agreements described therein, it is not intended to provide factual information about the parties. The representations and warranties contained in the Stock Purchase Agreement were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and are subject to limitations agreed to by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties have been made for the purposes of allocating contractual risk between the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, they should not be relied upon by investors as statements of factual information.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Items 1.01 and 8.01 of this Current Report on Form 8-K are incorporated herein by this reference.

Upon satisfaction of the conditions to closing set forth in the Stock Purchase Agreement, the shares of common stock issuable thereunder, will be issued in reliance on the exemption from the registration provisions of Section 4(2) of the Securities Act of 1933 (and the regulations promulgated thereunder, including Regulation D) relating to sales by an issuer not involving a public offering. LFB has represented to us in the Stock Purchase Agreement that it is acquiring the shares for investment and not for distribution, that it can bear the risks of the investment and that it has had an opportunity to ask questions of, and receive answers from, us regarding the terms and conditions of the offering of securities pursuant to the Stock Purchase Agreement.

Additionally, the shares of Series E convertible preferred stock issuable upon the exercise of LFB’s option described in Item 8.01 of this Current Report on Form 8-K will be issued in reliance on the exemption from the registration provisions of Section 4(2) of the Securities Act of 1933 (and the regulations promulgated thereunder, including Regulation D) relating to sales by an issuer not involving a public offering. LFB has represented to us in the Securities Purchase Agreement dated June 18, 2009 that it is acquiring the shares for investment and not for distribution, that it can bear the risks of the investment and that it has had an opportunity to ask questions of, and receive answers from, us regarding the terms and conditions of the offering of securities pursuant to the Securities Purchase Agreement.

Item 8.01	Other Items.

On October 31, 2009 LFB notified us that is was exercising its option to purchase the $12.75 million of additional shares of Series E convertible preferred stock under the terms described in the financing agreements approved by our shareholders in July 2009 and reported in our Current Report on Form 8-K filed on June 19, 2009. This transaction will provide us with approximately $6.38 million of new cash proceeds. In addition, LFB converted its existing shares of Series E convertible preferred stock it previously purchased in July into a total of approximately 10.6 million shares of common stock.

Upon completion of the conversion of the convertible preferred stock and the exercise of its option to purchase additional shares of Series E Preferred Stock described above, and upon completion of sale of the additional shares of our common stock described in Item 1.01 of this Current Report on Form 8-K, LFB will own: 16,000,835 shares of our common stock and 115 shares of our Series D preferred stock, each share of which is convertible into 100 shares of our common stock, 6,000 shares of our Series E-1 10% convertible preferred stock, convertible into 2,281,368 shares of our common stock, and 6,750 shares of our Series E-2 10% convertible preferred stock, convertible into 3,017,703 shares of our common stock. Assuming exercise of a warrant for 2,319,354 shares and conversion of a convertible note convertible into 4,838,710 shares of common stock, LFB will then beneficially own, on an as-converted basis, 28,469,471 shares, or approximately 77.1%, of our common stock.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Stock Purchase Agreement dated November 2, 2009 between GTC Biotherapeutics, Inc. and LFB Biotechnologies S.A.S. Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTC BIOTHERAPEUTICS, INC.

Dated: November 2, 2009	By:	/S/ JOHN B. GREEN
John B. Green
Senior Vice President, Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Stock Purchase Agreement dated November 2, 2009 between GTC Biotherapeutics, Inc. and LFB Biotechnologies S.A.S. Filed herewith.